ARGYLE ENERGY, INC.
10777 Westheimer
Suite 170
Houston, Texas 77042
Phone: (832)358-3900
Fax: (832) 358-3900

March 31, 2005

Newton Properties, Inc.	Blue Ridge Energy, Inc.
Hjeltake Rd.	10777 Westheimer
Ajeltake Island	Suite 170
Majuro, Marshall Island	Houston, Texas 77042 Majuro, MH 96960

RE:	Barnett Crossroads Prospect Area, Escambia County, Alabama

Gentlemen:

When accepted by you in the manner indicated below, this letter shall constitute an agreement by and between Argyle Energy, Inc. ("Argyle"), on the one hand, and Newton Properties ("Newton") on the other, relative to the referenced Prospect area.

1.    Newton recognizes and acknowledges that Argyle has presented to Newton certain geological teas and concepts within the area outlined on the plat attached hereto and marked Exhibit A for identification (the "Prospect").

2.    Argyle represents that it has the right to earn 75% of eight-eights working interest in various oil, gas and mineral leases which are located within the Prospect.

3.    Newton desires to purchase Argyle's 75.0% of eight-eights (8/8ths) working interest in the Prospect. Argyle, in consideration of the cash payment provided for in 5. below, and subject to the conditions and reservations contained herein, agrees to convey the right to earn the herein described working interest to Newton.

It is understood by Newton that among the obligations it is assuming under this Agreement and the Joint Operating Agreement is the obligation to carry Dragon Energy Corporation, et. al. for the remaining 25.0% of eight-eights (8/8ths) working interest to casing point in each well drilled on the Prospect.

4.    Blue Ridge Energy, Inc. ("BREY") has access to certain geoscience data covering the lands within the Prospect, and BREY, upon request, has agreed that for the term of this agreement, BREY will perform geologic services on lands within the Prospect on a nonexclusive basis, for use in connection with the exploration and development of the Prospect.

5.    In consideration of Argyle's transfer of the interest as described herein, Newton has paid to Argyle the cash amount of $200,000.00 contemporaneously with Newton's acceptance of this Agreement, and Newton further agrees that on or before September 30, 2005, or prior to supding the Initial Well, whichever is the earlier, it will make a second payment of $200,000.00 to Argyle.

It is further understood that if the Initial Well planned to be drilled on the Prospect is not spud on or before September 30, 2005, Newton shall immediately, if not previously paid, make the second payment of $200,000.00 to Argyle as provided above, and Newton shall reassign all of the right title and interest acquired by Newton hereunder to Argyle.

6.    Subsequent to the execution of this Letter Agreement all operations on the Prospect shall be conducted pursuant to the terms and conditions of this Agreement and the Joint Operating Agreement. It is understood by Newton that the total of all royalty and all other burdens provided for in said Joint Operating Agreement shall be 30.0%.

7.    This Agreement and the Joint Operating Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, any change or modification hereto must be made in writing and signed by both parties.

8.    This agreement shall be binding on the successors and assigns of both parties. Any assignment or transfer of an interest in the Prospect shall be made subject to all of the terms and conditions of this Letter Agreement and the Joint Operating Agreement. Should there be a conflict between the terms of this Letter Agreement and the terms of the Joint Operating Agreement, the terms of this Agreement shall control.

9.    This Agreement shall remain in force until the last oil and gas lease included in the Prospect has terminated.

10.      Newton agrees that an escrow account shall be maintained at Amegy Bank of Texas, Houston, Texas for Newton's share of all cash advances for operations conducted on the Prospect pursuant to this Agreement and the JOA. If BREY requests a cash advance for an authorized operation pursuant to the JOA then Newton's share of such cash advance shall be paid within fifteen (15) days of receipt of such request by Newton into the escrow account to be paid out by the escrow agent to the maker of the invoice(s) incurred in connection with such authorized operation, upon BREY's presentation of such invoice to the escrow agent. The agreement governing the escrow account executed by and between BREY, Newton and the escrow agent (the "Escrow Agreement") shall provide that in the event an invoice, or charge or cost set forth in an invoice, submitted for payment to the escrow agent, is disputed by Newton (i) resolution of such dispute shall be made in accordance with the Joint Operating Agreement, (ii) Newton shall not give notice of such dispute to the escrow agent nor request or demand that the escrow agent not make payment of such disputed invoice, and (iii) regardless if the escrow agent is made aware of such dispute, the escrow agent shall make payment of such disputed invoice.

It is agreed by Newton that the cash advance amount it will pay into the escrow account for any approved operation conducted hereunder shall be equal to 150% times the total estimated cost for its share of such operation as determined by BREY. Any positive balance remaining in the escrow account after the payment of all invoices with respect to each operation and each cash advance, shall be paid out to Newton. At any time when the remaining balance in the escrow account for an approved operation is, in BREY's judgment, less than 100% of the estimated cost remaining to complete such operation, BREY shall have the option to require an additional cash advance from Newton in an amount sufficient to increase the account balance to an amount equal to 125% times the estimated remaining cost to complete the operation.

The costs associated with the Escrow Agreement, the escrow agent's fees and the incidental cost of BREY in paying invoices through the escrow agent shall be paid by Newton.

11.      It is agreed by and between Newton and Argyle that BREY shall be the Operator of the Barnett Crossroads Prospect and that all operations conducted by BREY, as Operator, shall be conducted pursuant to the terms of the Joint Operating Agreement attached hereto as Exhibit "B". It is also agreed that BREY shall not be required to maintain an interest in the Contract Area to serve as Operator of the Barnett Crossroads Prospect as provided in the Joint Operating Agreement.

12.      In addition to the Overhead Charges provided for in the Copas Accounting Agreement, attached to the Operating Agreement as Exhibit "C", Blue Ridge Energy, Inc. ("BREY"), as Operator, shall charge Newton Properties a management fee for each well drilled on the Barnett Crossroads Prospect ("Prospect") equal to $10,000.00 per month. The management fee shall be charged for each month during which BREY is engaged in preparations for and/or the drilling of each well located on the Prospect and shall include BREY's costs associated with in-house geological management and mapping, geophysical management and computer modeling, engineering management and planning, land management and administration, and associated accounting functions.

13.      Newton Properties will earn an assignment of the interest provided herein upon completion of the drilling of the Initial Well on the Barnett Crossroads Prospect.

14.      This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles. Claims arising out of or requiring the interpretation of this Agreement shall be brought and litigated in the courts located within Harris County, Texas, and both parties unconditionally consents and submits to the jurisdiction of such courts.

If the foregoing corresponds to your understanding of the agreements we have reached on this matter, please indicate your acceptance in the space provided below and return a fully executed copy hereof to me for my files.

Sincerely,

By: /s/ Harry Peters

AGREED AND ACCEPTED THIS  31st  DAY OF MARCH, 2005

NEWTON PROPERTIES

/s/ David Craven
By:	David Craven

AGREED AND ACCEPTED THIS 31st DAY OF MARCH, 2005

BLUE RIDGE ENERGY, INC.

/s/ Harry Peters
By: Harry Peters